Exhibit 10.3
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 22nd day of January, 2007, by and between IMAGE ENTERTAINMENT, INC., a Delaware corporation (“Image”), and Jeffrey Fink, an individual (“Employee”).
I. TERM OF AGREEMENT. Except as otherwise expressly set forth herein, this Agreement shall remain in full force and effect for an approximate 14-month term commencing on the date hereof and ending on March 31, 2008. This Agreement shall automatically renew for successive one year terms unless either party delivers to the other party a written notice terminating the Agreement effective the following April by the later of December 31st or 60 days after the consummation of a Change of Control (as defined below), if any. The first initial and any subsequent periods shall collectively be called the “Term”.
The parties acknowledge that Employee’s hope is that in the event of a Change of Control (as defined below), he will have the opportunity to renegotiate this Agreement or enter into a new agreement such that he maintains substantially the same title, duties, responsibilities, authority and reporting structure, while increasing his Base Salary and extending his current Term by not less than one year, or receiving a new Term of not less than two years.
II. ENGAGEMENT. Subject to the terms and conditions contained herein, Image hereby engages the services of Employee and Employee hereby accepts such engagement and agrees to render said to Image for the Term. Employee shall report directly to Image’s Chief Operating Officer and shall have the title of “CHIEF MARKETING OFFICER.”
(a) Services and Duties. Employee shall perform such duties, compatible with Employee’s position as a “Chief Marketing Officer” (as defined below) and as Image’s Executive Officers may reasonably require from time to time (the “Duties”). In rendering Duties to Image, Employee shall use Employee’s good faith efforts and ability to maintain, further and promote the interests and welfare of Image. Employees assigned to the sales, marketing and acquisition departments, and designated with the title of Executive Vice President, Senior Vice President or Vice President, will be direct reports to the Chief Marketing Officer.
(b) Duty of Loyalty. Employee hereby acknowledges and agrees that the engagement of Employee by Image under this Agreement is exclusive and that during the Term Employee shall not, directly or indirectly, whether for compensation or otherwise, engage in any business that is competitive with the business of Image, or render any services of a business, commercial or professional nature to any other person or organization that is a competitor of Image or in a business similar to that of Image, without the prior written consent of the Chief Operating Officer of Image. Without limiting the generality of the foregoing, the home entertainment licensing and distribution business shall constitute a business that is competitive with the business of Image and an entity engaged in the home entertainment licensing and distribution business shall be deemed a competitor of Image.

III. COMPENSATION.
(a) Base Salary. The amount of Employee’s annualized base salary through March 31, 2008 will be $275,000.00 (“Base Salary”), or $22,916.66 per month. Upon the earlier of August 1, 2007, or 30 days after the consummation of a Change of Control, Employee’s annualized Base Salary shall increase to $325,000.00. On April 1, 2008, if this Agreement has not been terminated as provided for herein, Employee will be entitled to a 3.33% increase in his Base Salary. For each subsequent year of the Term, if this Agreement is not terminated, as provided for herein, Employee will be entitled to a cumulative 5% increase in his then Base Salary.
(b) Discretionary Bonus. During the Term, Employee shall be eligible to receive annual bonus compensation based on the net income of Image for the year in question (“Discretionary Bonus”). The amount of such Discretionary Bonus (if any) shall be determined by Image’s CEO and the Compensation Committee of Image’s Board of Directors (the “Committee”), in their sole and absolute discretion. Employee shall be treated no less favorably than the Chief Financial Officer and the Chief Operating Officer in connection with Employee’s eligibility for a Discretionary Bonus, and Employee shall not receive less than the Chief Financial Officer and shall not receive materially less than the Chief Operating Officer in the event Discretionary Bonuses are granted.
IV. OPTIONS AND OTHER STOCK-BASED AWARDS.
(a) In addition to Base Salary and Discretionary Bonus, Image may grant stock-based awards (the “Awards”) to Employee in such form and amounts, and at such time or times, as Image’s CEO and Board of Directors (or, if applicable, Image’s stock option plan administrators or the Committee) shall determine from time to time; provided, however, that nothing contained herein may be construed or interpreted as a right or entitlement to receive any Awards at anytime during the Term. Employee shall not receive less than the Chief Financial Officer and shall not receive materially less than the Chief Operating Officer in the event Awards are granted.
(b) Notwithstanding the above, upon start of Employee’s employment, Image will grant Employee 10,000 Restricted Stock Units (“RSU’s”), vesting 3,300 RSU’s on the first anniversary of the date of the grant, 3,300 RSU’s on the second anniversary of the date of the grant and 3,400 RSU’s on the third anniversary of the date of the grant. If Employee’s employment ends prior to any RSU’s vesting, then all such unvested RSU’s shall be cancelled and forfeited by Employee. However, upon a Change of Control, Termination Without Cause, or Resignation by Employee for Good Cause (in each case as defined below) all unvested RSU’s will immediately vest.

(c) For purposes of this Agreement, “Change of Control” shall mean and be deemed to have occurred on the earliest of the following dates or events:
(i) the date of an acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 under Exchange Act of 1934, as amended) or a pecuniary interest in more than 45% of the common stock or voting securities then entitled to vote generally in the election of directors of Image (“Voting Stock”), other than an acquisition by one or more Excluded Persons (Image, Image Investors Co., Standard Broadcasting Corporation Ltd., or Messrs. John Kluge, Stuart Subotnick or Martin Greenwald) in connection with a new issuance of Voting Stock (or rights to acquire Voting Stock) by Image to the Excluded Person in a transaction that the Committee determines (in advance of the issuance) does not constitute a Change of Control event, or in the event that one or more Excluded Persons take Image from a public company to a privately held company;
(ii) approval by the shareholders of Image of a plan of merger, consolidation, or reorganization of Image involving a more than 50% change in ownership or sale or other disposition of all or substantially all of Image’s assets (collectively, a “Business Combination”), other than a Business Combination: (1) (x) in which substantially all of the holders of Image’s Voting Stock hold or receive directly or indirectly 50% or more of the voting stock of the resulting entity or a parent company thereof, and (y) after which no person (other than any one or more of the Excluded Persons, as defined above) owns more than 50% of the voting stock of the resulting entity (or a parent company) who did not own directly or indirectly at least that amount of Voting Stock immediately before the Business Combination; or (2) in which the holders of Image’s capital stock immediately before such Business Combination will, immediately after such Business Combination, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company);
(iii) approval by the Board of Directors and (if required by law) by shareholders of Image of a plan to consummate the dissolution or complete liquidation of Image; or
(iv) the date the persons who were members of the Board of Directors at the beginning of any 24-month period shall cease to constitute a majority of the Board, unless the election, or the nomination for election by Image’s shareholders, of each new director was approved by two-thirds of the members of the Board of Directors then in office who were in office at the beginning of the 24-month period.
For purposes of determining whether a Change of Control has occurred, a transaction includes all transactions in a series of related transactions.

V. FRINGE BENEFITS. Employee acknowledges, understands and agrees he shall receive the following fringe benefits, on the equivalent basis as the Chief Financial Officer and the Chief Operating Officer:
(a) Medical, Dental, Life & Long-Term Disability Insurance. Image shall purchase (or if applicable, maintain) during the Term (and pay the premium for): PPO medical, dental, life and long-term disability insurance for Employee and Employee’s spouse and dependent children (collectively, “Insurance”).
(b) Business/Travel Expenses. Employee shall be reimbursed in full for all reasonable and actual out-of-pocket business (including free participation in Image’s group business plans for cell phone and BlackBerry use) and travel expenses (including airline upgrades) incurred in the performance of the Duties, in accordance with Image’s travel reimbursement policies, provided Employee shall first present an itemized account of such expenditures together with supporting vouchers. For reference purposes, the Chief Operating Officer and Chief Financial Officer currently travel via coach class on domestic flights and business class on international flights.
(c) Vacation Time. Notwithstanding anything contained in Image’s Employee Handbook, Employee is entitled to 4 weeks of paid vacation per calendar year. Vacation time will be capped at eight (8) weeks maximum accrual at any point in time during the Term. Once Employee has accrued eight (8) weeks vacation time, he will not accrue additional time unless he uses some vacation time and his accrued balance thereby drops below eight (8) weeks.
(d) Employee Handbook to Apply. Except as expressly set forth herein to the contrary, all of the terms and conditions of the current version of the Image’s Employee Handbook will apply, including but not limited to provisions relative to confidentiality, periodic insider trading blackout updates, sick days, holidays, leaves of absence and arbitration of disputes. In that connection, Employee hereby acknowledges that Employee has been provided with a copy of Image’s current Employee Handbook and agrees to read and be bound by the terms of such Employee Handbook as may be in effect from time to time.
(e) Contribution Plan. Throughout the Term, Employee shall be entitled to participate in the then-current Image 401(k) participation plan according to the guidelines set forth by Image and the plan’s custodian. Image will match Employee’s contributions to the participation plan, up to a maximum of 4% of Employee’s Base Salary, at the rate of $0.50 per dollar contributed by Employee.
(f) Automobile Allowance. Employee shall receive an amount equal to $10,000.00 annually for an automobile allowance, which shall be paid to Employee in equal installments during each pay period.
VI. WITHHOLDING. There shall be deducted from all compensation payable to Employee thereunder, such sums, including without limitation, social security, income tax withholding and unemployment insurance, as Image is by law obligated to deduct.

VII. CONFIDENTIALITY. In consideration of the payments to be received hereunder, Employee agrees that:
(a) During the Term Employee will have access to and become acquainted with confidential and proprietary information (“Confidential Information”) of Image. Except as the Duties may require or as Image may otherwise consent to in writing, Employee will not at any time disclose or use to the detriment of Image or the sole benefit of Employee or any third party, either directly or indirectly, any information, knowledge or data he receives in confidence or acquires from Image or which relates to the Confidential Information of Image. For purposes of this Agreement “Confidential Information” shall include, but not be limited to:
(i) Financial information, such as Image’s earnings, assets, debts, prices, pricing structure, volumes of purchases or sales or other financial data, whether relating to Image generally, or to particular products, services, geographic areas, or time periods;
(ii) Supply and service information, such as goods and services, supplier’s names or addresses, terms of supply or service contracts, or of particular transactions, or related information about potential suppliers, to the extent that such information is not generally known to the public, and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to Image, the details of which are not generally known;
(iii) Marketing information, such as details about ongoing or proposed marketing programs or agreements by or on behalf of Image, sales forecasts or results of marketing efforts or information about impending transactions;
(iv) Licensing or distribution information, such as details about ongoing or proposed negotiations or agreements by or on behalf of Image, terms and details of such negotiations or agreements or results of licensing or distribution efforts or information about impending transactions;
(v) Customer information, such as any compilation of past, existing or prospective customers, customers’ proposals or agreements between customers and status of customers accounts or credit, or related information about actual or prospective customers; and
(vi) Employee Information, such as information about an employee’s performance and compensation structure.
(b) Confidential Information shall not include: (i) information already known to Employee prior to the date on which Employee acquired such information from Image; (ii) information generally available or known by the public; and (iii) information acquired by the Employee from a third party not contractually bound by any confidentiality agreement;
(c) Employee will return to Image, or destroy at Image’s discretion, all documents containing Confidential Information, including all reproductions thereof, at the earliest of: (i) demand thereof by Image; (ii) accomplishment of the purpose for which they were furnished or created; or (iii) termination of Employee’s employment with Image for any reason. Employee shall be entitled to retain his rolodex, outlook and calendar.

VIII. NON-SOLICITATION OF CUSTOMERS.
(a) Employee acknowledges that all customer files, records, documents, and data information, as well as customer lists are special, valuable and unique assets of Image and are essential to its continued business success.
(b) Employee agrees that, except for those customers listed by Employee on Exhibit “A”, during the Term and for a period of one (1) year thereafter, Employee will not, directly or indirectly, as an employee, owner, proprietor, partner, joint venturer, shareholder, director, officer, independent contractor, consultant, agent, beneficiary, or in any other capacity whatsoever, solicit any client of Image for the purpose of providing any services or products directly competitive to those of Image. Any entity or person shall be deemed a client of Image if: (i) it was a client as of the date of termination of Employee’s employment; or (ii) it was a client during the one (1) year period prior to the date of termination of Employee’s employment. Employee further agrees that his being prohibited from soliciting such clients is fair and reasonable, and does not prevent his pursuit of employment in his field. The providing of competitive products or services shall include but not be limited to video or audio software production, acquisitions and distribution. The provisions of this Subparagraph VIII(b) shall not apply in the event of a Termination Without Cause or a Resignation by Employee for Good Cause.
IX. NON-SOLICITATION OF EMPLOYEES. Employee further agrees that, during the Term and for a period of one (1) year following the termination for any reason of his employment, and regardless of any claims that Image may have against Employee or that Employee may have against Image, he will not directly or indirectly employ or seek to employ any person who is employed by Image or induce any such person to terminate employment with Image.
X. WORK FOR HIRE. Image shall be the sole and exclusive owner of all right, title and interest in and to all Confidential Information and any and all works, materials, ideas, products, services, developments, projects and other matters, including, without limitation, all computer programs and source code, created, suggested, submitted or otherwise worked on by Employee at any time during Employee’s employment by Image (whether prior to or after the date hereof), and all other results and proceeds of services performed by Employee (collectively, the “Property”). Employee acknowledges and agrees that all Property shall be considered a “work made for hire” for Image as that term is defined in §101 of the 1976 Copyright Act. To the extent the Property, or any portion thereof, is determined by a court of competent jurisdiction or administrative agency not to be a “work made for hire”, Employee hereby assigns all proprietary rights in the Property to Image without further compensation, and further agrees to execute any and all documents deemed necessary or appropriate by Image to effectuate a complete transfer of ownership of all rights to Image throughout the world. Employee also agrees that the Image shall have the sole and exclusive right in perpetuity to use, exploit, distribute and otherwise turn to account any or all of the Property, and that Image may modify, change or alter all or any part of the Property, all as Image may determine from time to time in its sole discretion.

XI. INJUNCTIVE RELIEF.
(a) Any material violation of the terms of Sections VII, VIII, IX or X hereof will constitute a material breach of this Agreement and will cause Image immediate and irreparable harm and that the damages which Image will suffer may be difficult or impossible to measure. Therefore, upon any actual or impending violation of Sections VII, VIII, IX or X hereof, Image shall be entitled to the issuance by a court or arbitrator of a restraining order, preliminary and permanent injunction, without bond, restraining or enjoining such violation by Employee or any entity or person acting in concert with Employee. Such remedy shall be additional to and not in limitation of any other remedy which may otherwise be available to Image. Any arbitrator selected by the parties to resolve any dispute arising from this Agreement or Employee’s employment with Image shall have the power and authority to issue a restraining order, and preliminary and permanent injunction, without bond, and Employee agrees to the authority of any such arbitrator to do so.
(b) The covenants and agreements contained in Sections VII, VIII, IX or X hereof are independent of any other provision of this Agreement or any other understanding between the parties, and the existence of any claim or cause of action of Employee against Image, of whatsoever nature, shall not constitute a defense to the enforcement by Image of the covenants contained herein. In the event the restrictive covenants contained in Sections VII, VIII, IX or X hereof shall be adjudicated by any court of competent jurisdiction or arbitrator to be partially or totally invalid or unenforceable for any reason, such covenants shall be deemed modified to the extent necessary to render them valid and enforceable under the laws of such jurisdiction, or shall be excised from this Agreement, as circumstances may require, and said restrictive covenants, subject to such modification or deletion, shall be enforced to the maximum extent and scope permitted by the laws of such jurisdiction.
XII. ARBITRATION. Employee and Image agree to be bound by the Arbitration Agreement contained in the Employee Handbook. Employee represents that he has read and agrees to the Arbitration Agreement.
XIII. INDEMNIFICATION OF EMPLOYEE. Image will, to the maximum extent permitted by applicable law and its charter and by-laws, indemnify and hold Employee harmless against expenses (including reasonable attorney’s fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Employee’s employment by Image. Image shall advance to Employee any expenses incurred in defending any proceeding to the maximum extent permitted by applicable law and its charter and by-laws.
XIV. DEATH & DISABILITY.
(a) In the event of Employee’s death, notwithstanding Section I above, this Agreement will automatically terminate on the last day of the calendar month in which Employee’s death occurs. In the event of Employee’s Permanent Disability (as defined below), notwithstanding Paragraph I above, Image shall have the right to terminate this Agreement on the last day of the calendar month in which Employee’s Permanent Disability occurs. “Permanent Disability” shall mean any disability rendering Employee unable to perform the essential functions of his job hereunder, with or without reasonable accommodation, for a period in excess of twelve (12) consecutive weeks, or six (6) months in the aggregate of any twelve (12) month period; provided, however, that this Subparagraph XIV(a) shall not diminish Employee’s right to take statutory leaves of absence under the Family and Medical Leave Act or California Family Rights Act. Employee acknowledges and agrees that as of the date hereof, Employee constitutes a “Key Employee” for purposes of the Family and Medical Leave Act of 1993, as provided in Section 825.217 of Title 29 of the Code of Federal Regulations.
(b) Upon termination of this Agreement pursuant to employee’s death or Permanent Disability as described above, Employee (or employee’s heirs or assignees, as applicable) shall be entitled to receive:
(i)	Base Salary continuation for the remainder of the Term, plus for an additional period of six (6) months;

(ii)	a prorated portion of Discretionary Bonus, if any, otherwise payable pursuant to Subparagraph III(b) for any partial fiscal year that has occurred prior to the expiration or early termination of the Term;

(iii)	Insurance for the remainder of the Term, and continuing for an additional period of six (6) months; and

(iv)	if applicable, all life insurance benefits described in Subparagraph V(a).
XV. TERMINATION FOR CAUSE. In the event of “Cause” (as defined below), Image may terminate this Agreement at any time effective upon delivery of written notice to Employee. In any such event, and notwithstanding any provision of this Agreement to the contrary, all of Image’s obligations hereunder will immediately terminate without further liability. Moreover, after the date of such termination, Employee shall not be entitled to receive any severance, fringe benefits, compensation or other such rights, nor shall Employee be entitled to receive any portion, pro-rata or otherwise, of the Discretionary Bonus otherwise payable pursuant to Subparagraph III(b). For purposes of this Agreement, “Cause” shall include, but is not limited to:
(a) Employee’s: (i) conviction of fraud or a felony; or (ii) material dishonesty, willful misconduct or gross negligence in the performance of the Duties hereunder; provided, however, that bona fide disputes as to expense reimbursement shall not be deemed material dishonesty or breach by Employee of any material provision of this Agreement;
(b) Employee’s breach of any material provision of this Agreement or any other material agreement between Image and Employee;

(c) Suspension of the Duties as a result of an unauthorized (i.e. not otherwise permitted by this Agreement or applicable law, rule or regulation) leave of absence for any reason;
(d) Employee’s express and intentional failure to follow any reasonable and lawful direction from any Executive Officer or the Board; or
Employee shall be given written notice by Image of termination pursuant to Subparagraphs (b) and (d) hereinabove, and Employee shall be provided, where applicable, fifteen (15) days after notice of such breach to cure such breach.
XVI. TERMINATION WITHOUT CAUSE OR NON-RENEWAL BY IMAGE
If Image terminates this Agreement without Cause or if Image elects not to renew the Agreement, Employee shall be entitled to receive, with no duty to mitigate:
(i) Base Salary continuation in accordance with Image’s normal payroll practices for the remainder of the Term, plus for an additional period of six (6) months;
(ii) Discretionary Bonus, if any, in accordance with Image’s normal payroll practices otherwise payable pursuant to Subparagraph III(b) for the remainder of the Term; and
(iii) Insurance for the remainder of the Term, and continuing for an additional period of six (6) months.
XVII. RESIGNATION BY EMPLOYEE FOR GOOD CAUSE
If Employee resigns for Good Cause, Employee shall be entitled to receive, with no duty to mitigate:
(a) Base Salary continuation in accordance with Image’s normal payroll practices for the remainder of the Term, plus for an additional period of six (6) months;
(b) Discretionary Bonus, if any, in accordance with Image’s normal payroll practices otherwise payable pursuant to Subparagraph III(b) for the remainder of the Term; and
(c) Insurance for the remainder of the Term, and continuing for an additional period of six (6) months.
For the purposes of this Paragraph XVII, “Good Cause” shall mean:
(i) Image requires Employee to relocate outside Los Angeles County;
(ii) There is a material breach of this Agreement by Image which Image fails to cure within fifteen (15) days after receipt of such notice;
(iii) There is a material change in Employee’s duties;

(iv) There is a change in Employee’s reporting structure other than a direct report to the Board of Directors, CEO, COO, CFO or President of Image or any successor entity;
(v) There is a material reduction in Employee’s authority with respect to performing his Duties; or
(vi) There is a reduction in Employee’s title.
XVIII. GENERAL PROVISIONS.
(a) Successors and Assigns. This Agreement is binding upon any successor or assignee of Image. The parties hereto agree that Employee’s services are personal and that Employee shall have no right to sell, transfer or assign this Agreement in any manner whatsoever.
(b) Entire Understanding. This Agreement, as well as the Employee Handbook, constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes: (i) any and all prior and preliminary discussions; and (ii) any and all prior written or oral and any and all contemporaneous written or oral agreements, understandings and negotiations between the parties, including but not limited to prior written or oral employment agreements and severance agreements, and, there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth or referred to herein. This Agreement shall not be modified, amended or altered except by an instrument in writing executed by the parties hereto.
(c) Severability. In case one or more of the provisions contained in this Agreement (or any portion of any such provision) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement (or any portion of any such provision), but this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion thereof) had never been contained herein.
(d) Waiver. The failure by Image, at any time, to require performance by Employee of any of the provisions hereof, shall not be deemed a waiver of any kind nor shall it in any way affect Image’s rights thereafter to enforce the same.
(e) Notices. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given 24 hours after deposit there of for mailing at any general or branch United States Post Office, enclosed in a registered or certified postpaid envelope and addressed as follows:

To Image:	IMAGE ENTERTAINMENT, INC.
20525 Nordhoff Street — Suite 200
Chatsworth, CA 91311
Attn: Dennis Hohn Cho

To Employee:	JEFFREY FINK
c/o Image Entertainment, Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, CA 91311
The parties hereto may designate a different place at which notice shall be given; provided, however, that any such notice of change of address shall be effective only upon receipt.
(f) Good Faith. The parties hereto shall perform, fulfill and discharge their duties and obligations hereunder in a reasonable manner in good faith.
(g) Governing Law. This Agreement and all rights, obligations and liabilities arising hereunder shall be construed and enforced in accordance with the laws of the State of California.
(h) Advice of Counsel. The parties represent and warrant that in executing this Agreement, they have each had the opportunity to obtain independent financial, legal, tax and other appropriate advice, and are relying upon any other party (or the attorneys or other agents of such other party) for any such advice.
(i) Subject Headings and Defined Terms. Subject headings and choice of defined terms are included for convenience only and shall not be deemed part of this Agreement.
(j) Cumulative Rights and Remedies. The rights and remedies provided for in this Agreement shall be cumulative; resort to one right or remedy shall not preclude resort to another or to any other right or remedy provided for by law or equity.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IMAGE ENTERTAINMENT, INC.	JEFFREY FINK

/S/ DAVID BORSHELL	/S/ JEFFREY FINK

By: David Borshell
Title: Chief Operating Officer